Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. SIGNS AGREEMENT
TO ACQUIRE METALWEB PLC
     Los Angeles, CA — September 18, 2007 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has reached an agreement to acquire the outstanding capital stock of Metalweb plc. The metals service center company is headquartered in Birmingham, England, and has three additional service centers located in Manchester, London and Oxford, England. Metalweb was established in 2001 and specializes in the processing and distribution of primarily aluminum products for non-structural aerospace components and general engineering parts used in high-end industrial applications. Metalweb plc’s net sales for the fiscal year ended May 31, 2007 were approximately $53 million.
     Current management is expected to remain in place including Derek Webb, the company’s majority owner and Managing Director. The transaction is expected to be finalized within the next 30 days, subject to certain conditions. Terms were not publicly disclosed.
     “This transaction will bring an additional global presence to Reliance and its first metals service center in the United Kingdom with a highly skilled and knowledgeable management team that is eager to continue to grow both within the U.K. and beyond,” said David H. Hannah, Chief Executive Officer.
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2007 “Fortune 500” List and the Fortune “100 Fastest Growing Companies” List and the Fortune 2007 List of “America’s Most Admired Companies” and the 2007 Forbes “Platinum 400 List of America’s Best Big Companies.” This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission.
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